Exhibit 3.3

ARTICLES SUPPLEMENTARY

APARTMENT INCOME REIT CORP.

APARTMENT INCOME REIT CORP., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to Section 3-802(c) of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board”), by resolution duly adopted, prohibited the Corporation from electing to be subject to the provisions of Section 3-803, Section 3-804(a)-(c) and Section 3-805 of the MGCL, unless a proposal to repeal such resolution, in whole or in part, is first approved by the stockholders of the Corporation by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

SECOND: The foregoing election is made by resolution of the Board of the Corporation, and stockholder approval is not required for the filing of these Articles Supplementary.

THIRD: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation, and as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this      day of                     ,     .

APARTMENT INCOME REIT CORP.

By:
NAME President

Attest: , NAME Secretary

Signature Page to Articles Supplementary for Apartment Investment and Management Company